Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Telefónica de Argentina S.A. Registration Statement on Form F-4 of our report dated January 30, 2003 relating to the financial statements of Telinver S.A. as of December 31, 2002 and for the year ended December 31, 2002, which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in the Telefónica de Argentina S.A. prospectus offering to exchange some of the existing notes of Telefónica de Argentina S.A. for new notes of Telefónica de Argentina S.A. and the Telefónica de Argentina S.A. prospectus offering to exchange the existing notes of Compañía Internacional de Telecomunicaciones S.A. for new notes of Telefónica de Argentina S.A. both such prospectuses located in this Registration Statement.

/s/    PRICEWATERHOUSECOOPERS

Buenos Aires, Argentina

May 22, 2003